Exhibit 10.51

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of April 1, 2005, by and between Chad Griffin Consulting, Inc. (hereinafter referred to as “Consultant”), and Advanced Cell Technology, Inc. (hereinafter referred to as “Client”).

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                    Scope of Work.  Consultant shall perform public affairs and strategic communications consulting services for Client. Such services may include, but not be limited to, the following:

•                  Senior Advising: strategy consulting for grant procurement, general company strategy advisement, and consulting on reactive and proactive crisis management

•                  ICOC Relations: representation at ICOC meetings and ICOC sub-committee meetings (as needed), preparation of ICOC and ICOC sub-committee meeting briefs, and management of relationships with ICOC staff and members.

•                  Government Relations: management of relationships with California constitutional officers, staff and other governmental officials.

•                  Communications Strategy and Message Development: oversight of the development of collateral materials, management of relationships with California/National reporters, and management of media relations.

•                  Advice on National/International legislation and other state stem cell initiatives.

•                  Provide introductions to prominent (“for profit”, non profit, institutions/foundations, and individuals) constituencies supporting the stem cell movement.

•                  Consultant will not perform financial public relations services for Client.

•                  Consultant will not act as a lobbyist for the Client, as defined by California state law.

2.                                     Term.  This Agreement shall continue in full force and effect for the period beginning April 1, 2005 and ending April 1, 2006 (12 months).

3.                                     Independent Contractor Status.  Consultant enters into this Agreement as an independent contractor and for no purpose shall Consultant be deemed to be an employee or agent of Client.  Client will not treat Consultant as an employee of Client for purposes of federal or state income tax withholding, FICA withholding, or any other taxation purpose of law, including the Internal Revenue Code of 1986, as amended.  No partnership, employment or agency has been or is intended to be formed by this Agreement. Accordingly, Consultant understands that Client is not required to provide Consultant with worker’s compensation, and Consultant acknowledges and understands that Consultant is solely responsible for payment of federal and state income tax, social security, and unemployment and disability taxes, if any.

4.                                      Consideration and Payment.

a.                                       Monthly Payment.  Client shall pay Consultant $12,000.00 per month (12 payments total) beginning on April 1, 2005 and ending on March 1, 2006.  Payment shall be owed on the 1st day of each month of work, and payment shall be made within fifteen (15) days after receipt of an invoice from Consultant.  This fee is not inclusive of fundraising services.  Such services would require an additional compensation agreement.

b.                                      Stock: the company will conditionally grant Consultant 24,000 unregistered warrants @ a conversion price of $ .25 per share subject to the following vesting schedule.  Beginning on April 31, 2005 and on the last day of the next five (5) months, fifteen hundred (1,500) warrants will vest each month.  For the next six (6) months, on the last day of the month, an additional one thousand (1,000) warrants will vest until fifteen thousand (15,000) warrants are vested.  On the last day of this agreement April 1, 2006) an additional nine thousand (9,000) warrants will vest as a bonus for outstand performance of services rendered during the prior year subject to the approval of the CEO of ACT Holdings, Inc.  The company will use its best efforts to include all warrants in a registration filing contemplated after the filing of its prior two years of financial statements with the Security Exchange Commission.

c.                                       Expenses.  Client shall reimburse Consultant for all reasonable and necessary expenses incurred in connection with the performance of services hereunder (including, but not limited to, mileage, meals, delivery services, travel (business class), research, telecommunications, graphic design, reproduction and postage) within thirty (30) days of the submission of the invoice.  For expenditures of $500 or more, Consultant shall obtain prior approval of Client.

5.                                      Termination.  This Agreement will cover the period April 1st, 2005 – April 1st, 2006. Client can terminate this agreement for cause, if Consultant is grossly negligent in the performance of its services.  Said termination shall be effected by the Client providing Consultant with 30-calendar days written notice of its intent to terminate.  Within 30 calendar days of providing said written notice, the Client shall pay Consultant all unpaid fees and expenses owed to Consultant through the date of termination, as well as a termination fee of $12,000.  The written notification will signal a ceasing of any future vesting of stock and the company and consultant agree that only the vested stock will be retained by the Consultant.  Upon termination, Consultant shall immediately provide the Client with all products and files regarding this account.

6.                                      Non-exclusivity.  This Agreement is not exclusive.  The Consultant has the right to perform services for others during the term of this Agreement, provided however, that Consultant shall represent, during the Agreement, any person or entity that has any interest adverse to Client.

7.                                      Indemnification.  Consultant shall indemnify and hold Client, its agents, officers and employees, harmless from any and all liability, including attorneys’ fees, arising from or related to Consultant’s gross negligence, willful misconduct, or breach of this Agreement.  Client shall indemnify and hold Consultant, its agents, officers and employees, harmless from any and all liability, including attorneys’ fees, arising from or related to work performed by Consultant pursuant to the Agreement or with the approval or acquiescence of Client, unless it arises from Consultant’s gross negligence, willful misconduct, or breach of this Agreement.

8.                                      Non-Assignment.  Neither party may assign this Agreement without the written consent of the other.

9.                                      Governing Law.  This Agreement shall be governed and construed in accordance with the law of the State of California.

10.                               Integration.  This Agreement, along with any and all exhibits and any documents incorporated herein by reference, sets forth the entire and only agreement between Consultant and Client relative to the subject matter hereof.  Any representation, promise or condition, whether oral or written, not incorporated herein shall not be binding upon either party.  No waiver, modification, or amendment of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative of the party sought to be bound hereby.

11.                               Severability.  Should any part of this Agreement for any reason be declared invalid or void, such decision shall not affect the remaining portion which will remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

12.                               Captions and Headings; Counterparts.  All captions, headings, and titles contained in this Agreement are for convenience and reference purposes only and shall not be deemed a part of this Agreement.  This Agreement may be executed and delivered in counterparts, all of which taken together shall constitute a single instrument.

13.                               Notices.  Notices or correspondence under this Agreement shall be delivered from one party to the other, by overnight delivery, facsimile, or by registered or certified mail, directed to the addresses set forth below:

Consultant:	CGC Chad Griffin Consulting, Inc.
335 N. Maple Drive, Ste 135
Beverly Hills, CA 90210

Client:	Advanced Cell Technology, Inc.
Attn: William Caldwell, CEO
381 Plantation Street
Biotech V
Worcester, MA 01605

15.                                  Arbitration.  All disputes over this Agreement and issues arising under this Agreement that are not resolved by the parties shall be submitted to, and settled by, an arbitrator agreeable to both parties under the auspices of the American Arbitration Association.  Such arbitration shall be binding on the parties and shall take place in Los Angeles California.  Each party shall bear their own costs and attorneys’ fees; the prevailing party in the arbitration shall not be entitled to recover attorneys’ fees or costs from the losing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Chad Griffin Consulting, Inc:		Advanced Cell Technology:

By:	/s/ Chad H. Griffin	By:	/s/ William Caldwell

Name:	Chad H. Griffin	Name:	William Caldwell

Title:	President, Chad Griffin Consulting, Inc.	Title:	CEO, Advanced Cell Technology